AMENDMENT NO. 1 TO AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

                    This AMENDMENT (this “Amendment”) is entered into as of January 12, 2006 by and among Sterling Jewelers Inc., a Delaware corporation (the “Company”) and Mark S. Light (the “Executive”). Any capitalized term used but not defined herein shall have the meaning ascribed thereto in the Prior Agreement (as hereinafter defined), except as otherwise provided.

                    WHEREAS, the Company is a wholly-owned subsidiary of Signet Group plc, (“Signet”); and

                    WHEREAS, the Company and the Executive entered into an Employment Agreement, dated as of August 6, 2004 (as amended to the date hereof, the “Prior Agreement”); and

                    WHEREAS, the parties hereby desire to make certain additional amendments to the Prior Agreement;

                    NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	Section 2 of the Prior Agreement is hereby deleted in its entirety and replaced with the following:

                    (a) With effect from January 12, 2006 and during the Term of Employment, the Executive shall serve as Chief Executive Officer of the Company. The Executive shall report to the Chairman of the Board of Directors of the Company (the “Board of the Company”) or such other person designated by the Board of Directors of Signet (the “Board of Signet”). As Chief Executive Officer, the Executive shall be the most senior officer of the Company, with all supervisory authority and power over the other senior officers of the Company and with such other powers, duties and responsibilities with respect to the business of the Company as are customary to his offices and positions or as the Board of the Company may request consistent therewith. The Executive shall serve the Company faithfully and to the best of his ability in such capacities, devoting substantially all of his business time, attention, knowledge, energy and skills to such employment.

                    (b) The Executive shall be appointed to the Board of Signet and shall, during the Term of Employment, serve as a director of the Board of Signet, subject to shareholder approval of such appointment and subject to the obligation of the Executive to resign as a director of the Board of Signet as set forth in the Deed, dated January 12, 2006 by the Executive to Signet. In addition, if elected, the Executive shall also serve during any part of the Term of Employment as any other officer or director of the Company or any subsidiary corporation or parent corporation of the Company, without any compensation therefor other than as specified in this Agreement.

2.	Section 3(a) of the Prior Agreement is hereby deleted in its entirety and replaced with the following:

(a)(i) a base salary, payable in accordance with the Company’s standard payroll practices for executive officers, of $700,000 per annum (“Base Salary”); (ii) an annual bonus (the “Annual Bonus”) of up to 80% of Base Salary, in accordance with the bonus plan then in effect for executive officers of the Company, as approved by the Signet Remuneration Committee, which Annual Bonus shall be paid on the 30th of April following the end of Signet’s applicable fiscal year; (iii) a long-term incentive bonus of up to 100% of Base Salary, payable in accordance with the long-term incentive plan for executive officers then in effect as approved by the Signet Remuneration Committee (the “Long Term Bonus”) and (iv) option awards, as determined in the sole discretion of the Signet Remuneration Committee, in accordance with the option plan then in effect as approved by the Signet Remuneration Committee; provided, that on or prior to each May 1 of each year (beginning on May 1, 2007), the Board of Directors of the Company or the Signet Remuneration Committee shall review the amount of the Executive’s Base Salary then in effect and, in the absolute discretion of the Board or such committee, the Base Salary may be increased, but not decreased, from such amount, based upon the performance of the Executive and other factors as may by considered by the Board or such committee to be relevant from time to time;

3.

Sections 1(b) and 1(c) and Section 4 are hereby amended to replace all instances of the phrase “(which amount shall be paid within 30 days following…of its results for the related fiscal year)” with “(which Annual Bonus shall be paid on the 30th of April following the end of Signet’s applicable fiscal year)”.

4.	A new Section 9 titled “Indemnification” is hereby added to the Prior Agreement (with any subsequent sections to be renumbered) as follows:

                    (a) The Company shall, or shall cause Signet to, maintain directors and officers’ liability insurance as long as the Executive continues to be employed by the Company or Signet or a member of the Board of the Company or the Board of Signet.

                    (b) The Company shall, or shall cause Signet to, indemnify the Executive in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that the Executive is or was a director, officer or employee of Signet or the Company, or, while a director, officer or employee of Signet or the Company, is or was serving at the request of Signet or the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law. Notwithstanding the foregoing, the Executive shall be entitled to the indemnification as set forth under the Fourth Amended and Restated Certificate of Incorporation of the Company, as may be amended from time to time, (the “Company

Certificate”), the Articles of Association of Signet, and the Deed of Indemnity dated June 10, 2005, by Signet in favor of the indemnified parties set forth therein, except, in the case of the Company Certificate, as indemnification may be limited by, and amended to conform to, applicable laws of the United Kingdom and the Rules of the United Kingdom Listing Authority.

5.	The following Section 17 is hereby added at the end of Section 15 “Counterparts” of the Prior Agreement:

                    Section 409A Compliance. The parties intend that any severance or other compensation under this Agreement be paid in compliance with Section 409A of the Internal Revenue Code of 1986, as amended, (“Section 409A”) such that there are no adverse tax consequences, interest, or penalties as a result of the payments. The parties agree to modify this Agreement, the timing (but not the amount) of the severance or both to the extent necessary to comply with Section 409A.

6.	Section 13 of the Prior Agreement “Notices” is hereby amended to replace the address of Weil, Gotshal & Manges LLP with:

One South Place London EC2M 2WG England

and the name “Michael Kam” with the name “Wayne Rapozo”.

7.	Miscellaneous Provisions.

                    (a) As amended hereby, the Prior Agreement is ratified and confirmed in all respects and the Prior Agreement as so supplemented by this Amendment shall be read, taken and construed as one and the same instrument.

                    (b) Any term or provision of this Amendment that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

                    (c) The Prior Agreement as amended by this Amendment constitutes the complete and exclusive understanding between the parties, and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, regarding the subject matter herein.

                    (d) This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                    (e) No amendment of any provision of this Amendment shall be valid unless the same shall be in writing and signed by the Company and the Executive.

                    (f) This Amendment shall be governed by and construed in accordance with the domestic laws of the State of Ohio, as such laws are applied to agreements made, entered into, performed entirely within Ohio by Ohio residents without regard to the actual residence or domicile of the parties and without giving effect to any choice or conflict of law provision or rule (whether of the State of Ohio or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Ohio.

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                    IN WITNESS WHEREOF the parties hereto have caused this Amendment to be executed as of the date first above written.

STERLING JEWELERS INC.

By:	/s/ Terry Burman

Name: Terry Burman
Title: Chairman

MARK S. LIGHT

By:	/s/ Mark S. Light

Name: Mark S. Light
Title: President and CEO